Exhibit 99.1

Green Mountain Coffee Roasters, Inc. Adds Norman H. Wesley, Former CEO and Chairman of Fortune Brands, to Board of Directors

WATERBURY, Vt.--(BUSINESS WIRE)--August 1, 2012--Green Mountain Coffee Roasters, Inc., (GMCR) (NASDAQ: GMCR), a leader in specialty coffee and coffee makers, today announced that Norman H. Wesley, former CEO and Chairman of Fortune Brands, Inc., has joined its Board of Directors. Effective immediately Mr. Wesley will be a Class II Director with a term that expires at the Company’s 2013 Annual Meeting where he will stand for election by shareholders. His addition expands GMCR’s Board of Directors to nine members, seven of whom are independent.

“Norm has significant operational and strategic expertise from more than 20 years as a senior executive, including as Chief Executive Officer of a multinational, multi-channel and multi-branded publicly traded consumer products company,” said Michael J. Mardy, interim Chairman of GMCR’s Board of Directors. “In particular, we believe his financial expertise will further enhance the ability of the Board to oversee and monitor the Company’s strategic planning as GMCR pursues opportunities for continued growth including leveraging its core competencies into adjacent categories.”

Lawrence Blanford, GMCR’s CEO, added: “The management team looks forward to Norm’s insight and guidance.”

Mr. Wesley’s appointment is the first resulting action from an ongoing comprehensive governance review overseen by the Board’s Governance and Nominating Committee to further enhance the skills, experience and attributes of the Board of Directors as a whole, and its individual members, as the Company evolves. The Committee has retained advisors to assist the Board, the committee and management in this review.

“GMCR’s Board of Directors is focused on advancing its corporate governance in support of protecting and enhancing the interests of the Company’s shareholders while working to assure the long-term operating success of the business,” continued Mr. Mardy. “The Board will continue to evaluate optimum Board and committee composition and structure as it proceeds through this comprehensive governance review.”

“I look forward to contributing to the successful evolution of GMCR,” said Mr. Wesley. “Despite some recent challenges associated with extraordinary growth, it is clear that the Company has successfully cemented itself in the hearts and minds of consumers who are passionate about its products. For that reason, I believe there is ample opportunity for the Company to capitalize on what we believe is considerable occasion to create value for all of its stakeholders.”

Mr. Wesley joined Fortune Brands, Inc. in 1984 as part of the acquisition of the company's former office products subsidiary. For more than ten years he led the office products unit, which Fortune Brands spun off to shareholders in 2005. Mr. Wesley became CEO of the company's home and hardware business in 1997, President and COO of Fortune Brands in January 1999, and Chairman and CEO of Fortune Brands in December 1999. He served as CEO through December 2007, and remained Chairman until retiring in September 2008. Mr. Wesley began his career at Crown Zellerbach Corporation, where over a ten-year period he held various management positions, including Vice President and General Manager of the Office Products Group, before joining Fortune Brands, Inc.

Mr. Wesley currently serves on the boards of ACCO Brands Corporation, Acuity Brands, Inc. and Fortune Brands Home & Security, Inc. He received a B.S. in finance and an M.B.A. from the University of Utah.

About Green Mountain Coffee Roasters, Inc.

As a leader in specialty coffee and coffee makers, Green Mountain Coffee Roasters, Inc. (GMCR) (NASDAQ: GMCR), is recognized for its award-winning coffees, innovative Keurig® Single Cup brewing technology, and socially responsible business practices. GMCR supports local and global communities by offsetting 100% of its direct greenhouse gas emissions, investing in sustainably-grown coffee, and donating at least 5% of its pre-tax profits to social and environmental projects.

GMCR routinely posts information that may be of importance to investors in the Investor Relations section of its website, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from GMCR as it is released.

Forward-Looking Statements

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “may,” “will,” “would,” “expect,” “should,” “anticipate,” “estimate,” “believe,” “forecast,” “intend,” “plan” and similar expressions intended to identify forward-looking statements. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the ability to maximize or successfully assert our intellectual property rights, the success of introducing and producing new product offerings, ability to attract and retain senior management, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, our expectations regarding purchasing shares of our common stock under the existing authorizations, and the impact of the inquiry initiated by the SEC and any related litigation or additional governmental inquiry or enforcement proceedings.

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber-attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

GMCR-C

CONTACT:
Green Mountain Coffee Roasters, Inc.
Suzanne DuLong, 802-488-2600
VP IR & Corporate Comm
Investor.Services@GMCR.com